EXHIBIT 99.1

JetPay® Corporation Announces Fourth Quarter and Year Ended
December 31, 2014 Financial Results

Berwyn, PA – March 25, 2015 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the fourth quarter and year ended December 31, 2014.

Financial Highlights

•	Revenues were up 21.0%, or $1.7 million, to $9.8 million for the quarter ended December 31, 2014 from $8.1 million for the same period in 2013, and up 8.2%, or $2.5 million, to $33.4 million for the year ended December 31, 2014 as compared to $30.9 million in 2013.

•	Revenues within our Payment Processing Segment increased $1.6 million, or 38.4%, to $5.7 million in the fourth quarter of 2014 from the same period in 2013.

•	Gross profit increased 18.3% to $4.1 million, or 41.8% of revenues, for the quarter ended December 31, 2014, up from $3.5 million for the same period in 2013. Similarly, gross profit increased 7.7% to $13.5 million, or 40.2% of revenues, for the year ended December 31, 2014, up from $12.5 million for the year ended December 31, 2013.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) were $1.13 million and $(740,000) for the fourth quarter of 2014 and 2013, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see Non-GAAP Financial Measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below), was $1.35 million, or 13.7% of revenues, as compared to $804,000, or 9.9% of revenues, for the same period in 2013. The increase in adjusted EBITDA in the fourth quarter of 2014 vs. 2013 was directly related to the Company’s increased revenues, particularly in the Payment Processing Segment.

•	EBITDA was $1.31 million and $743,000 for the year ended December 31, 2014 and 2013, respectively. Adjusted EBITDA for the year ended December 31, 2014 was $3.2 million, or 9.6% of revenues, as compared to $3.7 million, or 12.0% of revenues, for the same period in 2013. The decrease in adjusted EBITDA in the current year was largely related to the Company’s investment in significantly expanding its professional sales team, as well as investments in its technology platform and new products and services.

•	The ratio of our total debt to total capitalization, which consists of total debt of $16.4 million and convertible preferred stock and stockholders’ equity totaling $54.6 million, was 23% at December 31, 2014, a decrease from 34% at December 31, 2013.

Recent News Highlights

•	Acquired ACI Merchant Systems, LLC (“ACI”) in the fourth quarter, a Pennsylvania based debit and credit card processing company. ACI provides debit and credit card processing services in partnership with banks, credit unions, and other financial institutions, as well as industry associations. ACI, currently serving over 4,250 end-use customers, will be a critical component in JetPay’s cross-selling efforts between its Payment Processing, Payroll Services, and Card Services operations. Our JetPay Payment Processing segment, with ACI, will process approximately $20 billion in annual payments for approximately 14,000 businesses throughout the United States.

•	Appointed Pierre (Pete) J. DuPré as Chief Information Officer of the Company, who will lead the Company’s efforts to expand our product offering as well as add new functionalities to our current products and services within our Payment Processing, Payroll Services, and Card Services operations.

•	Redeemed the $10 million of Secured Convertible Notes in the fourth quarter that were originated when the Company closed its initial business acquisitions on December 28, 2012. These Notes, which carried an annual interest rate of 12%, were satisfied through the sale of Series A Preferred Stock to Flexpoint Fund II, L.P.

•	Began joint marketing of a new small payments processing solution with Cardis USA, a division of Cardis International, the award-winning developer of low-value payment processing solutions. Designed for digital content providers in the entertainment, publishing and gaming industries, the new product enables digital content retailers to significantly reduce processing costs and offer products at a more granular level, giving retail customers what they want and generating new revenue opportunities while reducing payment processing costs.

•	Ingo™ Money was added as a new and convenient funding method to JetPay’s Money Access Card® (MAC) Prepaid Visa®. Consumers can download the Ingo Money mobile app directly to their Android or iPhone device which allows loading of checks directly onto their MAC card.

•	JetPay’s Payment Processing operation assisted WePay®, the leading provider of integrated payment services to crowdfunding sites, small business software and online marketplaces, to successfully launch its Canadian Operations.

•	JetPay’s payments solution is now available in the Oracle Cloud Marketplace, offering added value to the Oracle Sales Cloud. JetPay’s application enables access to a safe, easy, and secure payment capability.

“We are excited about the annual revenue growth in 2014, with the growth accelerating in the fourth quarter to a twenty-one percent increase over the fourth quarter of 2013, as we continue to bring new customers to our Payment and Payroll processing platforms”, stated Bipin C. Shah, Chairman and CEO of JetPay Corporation. “With our increased revenues, our gross profit increased year over year, also resulting in strong cash flow, which is especially positive considering the significant investments we made in 2014 and will continue to make to expand our sales team, our marketing efforts, and our investments in our technology platforms and professionals to ensure we maintain our strength in the Card-Not-Present market. We also remain focused on developing new products and services that differentiate us from other payment companies and strengthen the recognition and value of our JetPay name. The addition of ACI’s expertise and solid team will also help us to continue to penetrate the financial institution channel, which we believe will be instrumental in our cross-selling efforts between our Payments, Payroll, and Card Services operations,” continued Mr. Shah.

Fourth Quarter 2014 Compared to Fourth Quarter 2013

Revenues were $9.8 million for the three months ended December 31, 2014, comparable to $8.1 million for the same period in 2013. Revenues for JetPay’s Payroll Services segment increased $115,000, or 3.0%, for the three months ended December 31, 2014 as compared to the same period in 2013. This increase was attributable to net growth in the volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Processing segment increased $1.6 million, or 38.4%, for the three months ended December 31, 2014 compared to the same period in 2013. The increase was partially related to the acquisition of ACI on November 7, 2014 contributing $872,000 of revenues, an increase in the Company’s ISO revenues of $603,000 and an increase in the Company’s direct merchant and processing revenues of $110,000.

Operating income for the three months ended December 31, 2014 was $348,000, compared to an operating loss of $(1.28) million for the same period in 2013. Operating income (loss) is after subtracting depreciation and amortization expense of $786,000 and $657,000 for the three months ended December 31, 2014 and 2013, respectively. The increase in the operating income was attributable to an increase in gross profit of $634,000 and a decrease in selling, general, and administrative (“SG&A”) expenses of $1.24 million. SG&A expenses in the fourth quarter of 2014 included professional fees and settlement costs for non-recurring matters of $108,000 and start-up expenses relating to the Company’s new Card Services division of $86,000. SG&A expenses in the fourth quarter of 2013 included professional fees incurred in resolving open litigation legal of $385,000 and legal settlement costs of $1.08 million.

Net loss for the three months ended December 31, 2014 was $(1.0) million, or a net loss applicable to common stockholders of $(1.8) million after accretion of convertible preferred stock of $737,000, a loss per share applicable to common stockholders of $(0.14), compared to a net loss of approximately $(681,000), or a net loss applicable to common stockholders of $(1.0) million after accretion of convertible preferred stock of $360,000, a loss per share applicable to common stockholders of $(0.09) for the three months ended December 31, 2013. The increase in net loss was primarily related to the recording of a favorable change in fair value of derivative liability of $1.95 million in 2013, partially offset by the decrease in SG&A expenses described above.

Fiscal Year 2014 Compared to Fiscal Year 2013

Revenues were $33.4 million for the year ended December 31, 2014 as compared to $30.9 million for the same period in 2013, representing an increase of $2.5 million, or 8.2%. Revenues for JetPay’s Payroll Services segment increased $435,000, or 3.3%, for the year ended December 31, 2014 as compared to the same period in 2013. This increase is related to a 3% rate increase implemented in the second quarter of 2013 combined with net growth in volume of payroll and related payroll taxes processed. Revenues for JetPay’s Payment Processing segment increased $2.1 million, or 12.0%, for the year ended December 31, 2014 compared to the same period in 2013, primarily due to the acquisition of ACI on November 7, 2014 contributing $872,000 of revenues, a change in accounting for reporting certain processing revenues in June 2013 as a result of a transfer of its processing to a new sponsoring bank, and growth from new and existing merchant and ISO customers.

Operating loss for the year ended December 31, 2014 was $(1.4) million, compared to $(1.2) million for the same period in 2013. Operating loss is after subtracting depreciation and amortization expense of $2.77 million and $2.63 million for the years ended December 31, 2014 and 2013, respectively. The increase in the operating loss was attributable to an increase in SG&A expenses of $395,000 and the recording in 2013 of a $690,000 favorable change in fair value of a contingent consideration liability. SG&A expenses in 2014 included professional fees and legal settlement costs for non-recurring matters $1.3 million and a non-cash loss on the disposal of fixed assets of $244,000. SG&A expenses in 2014 also included an investment in personnel in our sales and technology areas and start-up expenses relating to the Company’s new Card Services division of $500,000. SG&A expenses in 2013 included professional fees for non-recurring matters and settlement costs incurred in resolving open litigation totaling $2.8 million.

Net loss for the year ended December 31, 2014 was approximately $(6.9) million, or a net loss applicable to common stockholders of $(9.2) million after accretion of convertible preferred stock of $2.36 million, a loss per share applicable to common stockholders of $(0.76), compared to a net loss of $(5.0) million, or a net loss applicable to common stockholders of $(5.3) million after accretion of convertible preferred stock of $360,000, a loss per share applicable to common stockholders of $(0.46), for the year ended December 31, 2013. The increase in net loss was primarily related to a favorable change in fair value of derivative liability of $2.1 million recorded in 2013 and the increase in SG&A expenses described above. Net loss also includes non-cash amortization of deferred financing costs, debt discounts and conversion options of $3.89 million and $3.57 million for the years ended December 31, 2014 and 2013, respectively. A significant part of these non-cash expenses will not recur in 2015 as a majority of these expenses relate to the $10 million Convertible Secured Notes that were paid in full in December 2014.

Conference Call

JetPay will conduct a conference call on Tuesday, March 31, 2015 at 10:00 AM EDT (7:00 AM PDT) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 15324472. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 15324472. This will be available from two hours following the teleconference until Friday, April 3, 2015.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Operating income (loss)	$348	$(1,277)	$(1,442)	$(1,196)
Change in fair value of contingent consideration liability	-	(120)	(10)	(690)
Amortization of intangibles	699	561	2,379	2,241
Depreciation	87	96	387	388

EBITDA	$1,134	$(740)	$1,314	$743

Professional fees for non-repetitive matters	76	385	687	1,709
Legal settlement costs	32	1,075	603	1,075
Non-cash stock option costs	96	84	356	194
Non-cash loss on disposal of fixed asset	7	-	244	-

Adjusted EBITDA	$1,345	$804	$3,204	$3,721

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013

	(Unaudited)		(Audited)

Processing revenues	$9,817	$8,111	$33,447	$30,905
Cost of processing revenues	5,716	4,644	19,993	18,417

Gross profit	4,101	3,467	13,454	12,488

Selling, general and administrative expenses	2,967	4,207	12,140	11,745
Change in fair value of contingent consideration liability	-	(120)	(10)	(690)
Amortization of intangibles	699	561	2,379	2,241
Depreciation	87	96	387	388

Operating income (loss)	348	(1,277)	(1,442)	(1,196)

Other expenses (income)
Interest expenses	466	477	1,692	2,215
Amortization of deferred financing costs, debt discounts and conversion options	1,034	932	3,889	3,568
Change in fair value of derivative liability	(170)	(1,950)	(380)	(2,050)
Other income	(2)	(9)	(7)	(10)

Loss before income taxes	(980)	(727)	(6,636)	(4,919)

Income tax expense (benefit)	67	(46)	222	39

Net loss	(1,047)	(681)	(6,858)	(4,958)
Accretion of convertible preferred stock	(737)	(360)	(2,358)	(360)

Net loss applicable to common stockholders	$(1,784)	$(1,041)	$(9,216)	$(5,318)

Basic and diluted loss per share applicable to common stockholders	$(0.14)	$(0.09)	$(0.76)	$(0.46)

Weighted average shares outstanding:
Basic and diluted	13,059,475	11,529,094	12,080,151	11,525,943

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,359	$4,799
Restricted cash	1,386	121
Accounts receivable, less allowance for doubtful accounts	2,634	2,089
Settlement processing assets	18,893	18,876
Prepaid expenses and other current assets	828	614

Current assets before funds held for clients	29,100	26,499
Funds held for clients	40,833	32,521
Total current assets	69,933	59,020
Property and equipment, net	1,226	1,252
Goodwill	41,760	31,166
Identifiable intangible assets, net	26,892	22,811
Deferred financing costs, net	89	2,335
Other assets	4,502	5,151

Total assets	$144,402	$121,735

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$1,571	$10,674
Accounts payable and accrued expenses	9,153	12,154
Settlement processing liabilities	18,024	18,140
Deferred revenue, derivative liability and other current liabilities	3,770	2,605
Current liabilities before client fund obligations	32,518	43,573
Client fund obligations	40,833	32,521
Total current liabilities	73,351	76,094
Long-term debt and capital lease obligation, net of current portion	14,795	8,071
Deferred income taxes	284	239
Other liabilities	1,411	109
Total liabilities	89,841	84,513

Commitments and Contingencies

Redeemable Convertible Preferred Stock	29,779	8,221

Stockholders’ Equity	24,782	29,001

Total Liabilities and Stockholders’ Equity	$144,402	$121,735